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NexCen Brands Announces Amendment to Credit Facility

NEW YORK – January 29, 2009 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today announced that the Company has entered into an amendment of its credit facility with BTMU Capital Corporation (“BTMUCC”).

The amendment  reduces the interest rate on the Class B Notes, the outstanding balance for which total approximately $41.7 million, to 8% per year effective January 20, 2009 through July 31, 2011, the maturity date on the Notes.  As a result of the interest rate change, the Company anticipates interest expense reductions of approximately $2.2 million in 2009, $2.8 million in 2010 and $1.5 million in 2011.  Prior to the amendment, the interest rate on the Class B Notes was 12% from August 15, 2008 through July 31, 2009, then 15% from August 1, 2009 through maturity of the Notes.

In addition to the change in interest rate on the Class B Notes, the amendment also gives the Company greater operating flexibility by: (i)   reducing the debt service coverage ratio for 2009; (ii)  allowing certain funds paid by supply vendors to be excluded from debt service obligations and capital expenditure limitations;  (iii)   narrowing the covenant causing a manager event of default upon NexCen filing a qualified financial statement to exclude the 2008 fiscal year; and (iv) eliminating the requirement for valuation reports for fiscal year 2008 unless requested by BTMUCC.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, stated, “We are extremely pleased with the continued support of our lender.  The amended terms of our credit facility with BTMUCC reduce our interest rate and annual interest expense through 2011.  Importantly, with the divestitures of Waverly and Bill Blass last quarter, we have reduced the Company’s debt by $34 million, or 24%, to approximately $142 million as of December 31, 2008.  We anticipate a meaningful reduction in interest expense in 2009 based on the Company’s reduced debt level, the reduced interest rate on the Class B Notes and the dramatic drop in LIBOR.  We have made significant progress in our revised business strategy focusing on franchising and continue to strengthen the financial position of the Company.”

About NexCen Brands

NexCen is a strategic brand management company that currently owns seven franchised brands.  Two sell retail footwear and accessories (The Athlete’s Foot and Shoebox New York), and five are quick service restaurants (Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies).

Forward-Looking Statement Disclosure
This press release contains “forward−looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward−looking statements include those regarding expected cost savings, expectations for the future performance of our brands or expectations regarding the impact of recent developments on our business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward−looking statements.  Forward−looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward−looking statements.  Factors that could cause or contribute to such differences include: (1) we may not be able to generate sufficient cash flow to make interest and principal payments on our bank credit facility even with the amendments to the facility; (2) our ability to comply with negative and affirmative covenants in our bank facility and the effects of restrictions imposed by such covenants may have a negative impact on our ability to operate our business; (3) any failure to meet our debt obligations would adversely affect our business and financial conditions; (4) the bank facility may not provide our business with sufficient liquidity to meet our operating expenses; (5) increases in LIBOR, which affects approximately 60% of the current aggregate bank credit facility, will increase our interest expenses; and (6) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward−looking statements, whether as a result of new information, future events or otherwise.